Exhibit 14.1

NRC Group Holdings Corp.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (this “Code”) describes the basic principles of conduct that we share as officers and employees of NRC Group Holdings Corp. (the “Company”) and its subsidiaries. This Code also applies to our directors and should be provided to and followed by our agents and representatives. Violation of this Code may result in disciplinary action, varying from reprimand to dismissal.

This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. In some circumstances, we maintain more specific policies on the topics referred to in this Code. Should you have any questions regarding these policies, please review your employee handbook or contact your supervisor or a member of the Human Resources Department.

Compliance with Laws, Rules and Regulations

We comply with all laws, rules and regulations of the places where we do business. If a law, rule or regulation is unclear, or conflicts with a provision of this Code, you should seek advice from supervisors or the Company’s compliance officer, but always seek to act in accordance with the ethical standards described in this Code.

Conflicts of Interest

We conduct our business affairs in the best interest of our Company and should therefore avoid situations where our private interests interfere in any way with our Company’s interests. We need to be especially sensitive to situations that have even the appearance of impropriety and promptly report them to a supervisor, or if appropriate, a more senior manager. If you believe that a transaction, relationship or other circumstance creates or may create a conflict of interest, you should promptly report this concern. It is our policy that circumstances that pose a conflict of interest for our employees are prohibited unless a waiver is obtained from an appropriate Company officer. Consistent with the NYSE American LLC (the “NYSE American”) rules and as further described below, any waiver of this conflict of interest policy for a director or executive officer may only be made by our Board, and any such waiver should be promptly disclosed to the Company’s stockholders in a manner required by the NYSE American or other applicable rules and regulations.

Company Opportunities

Subject to our certificate of incorporation as currently in effect, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You may not take for yourself, personally, opportunities that are discovered through the use of Company property, information or position or use Company property, information or position for personal gain. Nor may you compete with the Company in any manner if doing so would breach your fiduciary obligations to the Company.

Record-Keeping

We require honest and accurate recording and reporting of information in order to make responsible business decisions. We document and record our business expenses accurately. Questionable expenses should be discussed with the appropriate personnel in our accounting department.

All of our books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect our transactions and conform both to applicable legal requirements and to our system of internal controls.

We avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in our business records and communications. We maintain our records according to our record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s compliance officer.

Public Reporting

We are a public company and, as a result, file reports and other documents with the Securities and Exchange Commission (the “SEC”) and the NYSE American, on which our common stock trades. As well, we issue press releases and make other public statements that include financial and other information about our business, financial condition and results of operations. We endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents we file with, or submit to, the SEC and in our press releases and public communications.

We require cooperation and open communication with our internal and outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate or mislead any internal or external auditor engaged in the performance of an audit of our financial statements.

The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. We maintain disclosure controls and procedures to ensure that the information included in the reports that we file or submit to the SEC is collected and communicated to senior management in order to permit timely disclosure of the required information.

If you are requested to provide, review or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report any significant information that you believe should be considered for disclosure in our reports to the SEC.

If you have questions or are uncertain as to how our disclosure controls and procedures may apply in a specific circumstance, promptly contact your supervisor or a more senior manager. We want you to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included below in this Code under the heading “Reporting Illegal or Unethical Behavior.”

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Insider Trading

We do not trade in Company stock on the basis of material, non-public information concerning the Company, nor do we “tip” others who may trade in Company securities. Insider trading is both unethical and illegal and will be dealt with decisively. For more information on our insider trading policy, see the “NRC Group Holdings Corp. Insider Trading Policy.”

Competition and Fair Dealing

We compete fairly and honestly. We do not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing disclosure of this type of information by past or present employees of other companies.

Lobbying Activities

The laws and regulations of certain jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying activities include: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication. Employees, officers and directors must notify the Company’s compliance officer before engaging in any activity on behalf of the Company that might be considered a “lobbying activity” as described above.

Business Entertainment and Gifts

We recognize that business entertainment and gifts are meant to create goodwill and sound working relationships, not to gain unfair advantage. Neither we nor our family members offer, give or accept any gift or entertainment unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws or regulations. Any questionable gift or invitation should be discussed with a supervisor, or, if appropriate, the Company’s compliance officer.

Discrimination and Harassment

The diversity of our employees is a tremendous asset. We provide equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any kind. Derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances and similar behavior are prohibited.

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Health and Safety

We are committed to providing a safe and healthy work environment. We ensure a safe and healthy work environment by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions to a supervisor or more senior manager.

We do not permit violence or threatening behavior in our workplaces. We report to work in condition to perform our duties at our best, free from the influence of illegal drugs or alcohol. We do not tolerate the use of illegal drugs in the workplace.

Confidentiality

We protect confidential information. Confidential information includes proprietary information such as our trade secrets, patents, trademarks, copyrights, business, marketing plans, sales forecasts, designs, databases, records, salary information and unpublished financial data and reports, as well as any non-public information that might be of use to competitors or harmful to us or our customers and stockholders if disclosed. It also includes information that suppliers, customers and stockholders have entrusted to us on a confidential basis. Our personal obligation not to disclose confidential information continues even after employment ends.

Protection and Proper Use of Company Assets

Theft, carelessness, and waste of Company assets have a direct impact on our profitability and should be avoided. Any suspected incident of fraud or theft should be immediately reported to a supervisor or, if appropriate, a more senior manager for investigation. We carefully safeguard our confidential information. Unauthorized use or distribution of confidential information is prohibited and could also be illegal, resulting in civil or even criminal penalties.

Payments to Government Personnel

In compliance with the United States Foreign Corrupt Practices Act, we do not give anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. We do not promise, offer or deliver to any foreign or domestic government employee or official any gift, favor or other gratuity that would be illegal. The Company’s compliance officer can provide guidance in this area.

The laws or customs of other countries in which we operate may be less clear. It is our policy to comply with those laws or customs; however, if a local law or custom seems to contradict the principles described in this Code, contact a supervisor or the Company’s compliance officer for guidance.

Political Contributions and Activities

Laws and regulations of certain jurisdictions prohibit the use of Company funds, assets, services or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Company’s compliance officer.

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Work time may be considered the equivalent of a contribution by the Company. Therefore, employees and officers will not be paid by the Company for any time spent running for public office, serving as an elected official or campaigning for a political candidate. Nor will the Company compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Waivers

Consistent with NYSE American rules, only our Board may waive a provision of this Code for our executive officers or directors, and any waiver should be promptly disclosed to the Company’s stockholders. Waivers of this Code for any other employee may be made only by the Company’s compliance officer, and then only under special circumstances.

Reporting Illegal or Unethical Behavior

In order to encourage reports of illegal or unethical behavior (including violations of this Code), we keep all reports confidential and do not allow retaliation for good faith reports of possible misconduct by others. It is also our duty to cooperate in internal investigations of alleged misconduct.

We must all work to ensure prompt and consistent action against unethical or illegal behavior. Oftentimes a violation of this Code will be easy to recognize and should be promptly reported to a supervisor or, if appropriate, a more senior manager. However, in some situations it is difficult to know right from wrong. Since none of us can anticipate every situation that will arise, it is important that we have a way to approach a new or sensitive question or concern. Here are some questions that can be asked:

1.	What do I need to know? In order to reach the right solutions, we must be as fully informed as possible.

2.	What specifically am I being asked to do? Does it seem unethical or improper? This will focus the inquiry on the specific action in question and the available alternatives. Use judgment and common sense. If something seems unethical or improper, it probably is.

3.	What is my responsibility? In most situations, there is shared responsibility. Should colleagues be informed? It may help to get others involved and discuss the issue.

4.	Have I discussed the issue with a supervisor? This is the basic guidance for all situations. In many cases, a supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the supervisor’s responsibility to help solve problems.

5.	Should I seek help from Company management? In the case in which it may not be appropriate to discuss an issue with a supervisor, or where you would not be comfortable approaching a supervisor with your question, discuss it with a manager, a member of the Human Resources Department or the Company’s compliance officer. If for some reason you do not believe that your concerns have been appropriately addressed, you should seek advice from the Company’s compliance officer. Alternatively, we have established procedures to permit confidential, anonymous submissions of concerns regarding alleged violations of this Code, including concerns with respect to questionable accounting, internal accounting controls, or auditing matters. Confidential anonymous submissions can be mailed directly to the Company’s compliance officer at the principal executive offices of the Company as indicated on its website.

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6.	What if I have a complaint or concern about an accounting matter? If you have a complaint or concern about an accounting matter such as questionable accounting, internal accounting controls or audit matters, you can report your complaint or concern on a confidential and anonymous basis at the following website or telephone number.

Website: https://irdirect.net/nrcgrp/whistleblower_iframe
Phone Numbers:

A.	United States: 800-916-7037
B.	United States (ES): 855-765-7249
C.	United States (FR): 877-591-3211
D.	Canada: 800-916-7037
E.	Canada (FR): 877-591-3211
F.	UK: 800-652-3673
G.	Sweden: 020-793-030
H.	Germany: 800-180-2137
I.	France: 080-091-4677
J.	China: 400-120-0690
K.	Japan: 053-112-2792

* Company Identifier: 672477

All complaints and concerns regarding accounting matters will be collected by an independent service and then forwarded to the Company’s compliance officer. The Company’s compliance officer will summarize the complaints and concerns for the Audit Committee. As appropriate, the Audit Committee or, at the direction of the Audit Committee, the Company’s compliance officer will (1) determine whether the complaint actually pertains to accounting matters; (2) for complaints regarding accounting matters, initiate an appropriate investigation under the supervision and direction of the Audit Committee; and (3) for complaints regarding all other matters, refer the matter to the appropriate Company executive for investigation and resolution. We follow appropriate procedures governing the retention and disposition of complaints consistent with applicable laws, regulations, business needs, and ongoing litigation or governmental investigation.

Conclusion

The Company’s good name and reputation depend, to a very large extent, upon you taking personal responsibility for maintaining and adhering to the policies and guidelines set forth in this Code. Your business conduct on behalf of the Company must be guided by the policies and guidelines set forth in this Code.

Approved and Adopted: October 17, 2018

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